EXHIBIT 99.1

THREE-FIVE SYSTEMS REPORTS THIRD QUARTER RESULTS

Year-Over-Year Revenue Growth of 130%
Results include Discontinued Operations and Non-cash Deferred Tax Valuation Allowance

TEMPE, ARIZ – October 23, 2003 — Three-Five Systems, Inc. (NYSE: TFS), a global electronics manufacturing services company with a unique expertise in display systems, reported sales from continuing operations of $41.8 million for its third quarter ended September 30, 2003, an increase of 130% over sales of $18.2 million in the same quarter last year.

TFS recorded a net loss for the third quarter of 2003 of $30.9 million, or $1.45 per share, compared to a net loss of $3.4 million, or $0.16 per share, in the third quarter of 2002. The net loss in the third quarter of 2003 includes $5.9 million, or $0.28 per share, from discontinued operations relating to the company’s former microdisplay business, which was spun off in September 2003 as Brillian Corporation (Nasdaq: BRLC). The net loss in the third quarter of 2002 from the Brillian discontinued operations was $2.6 million, or $0.12 per share.

Subsequent to the spin-off of Brillian, the company evaluated the carrying value of its deferred tax assets pursuant to SFAS 109. The company’s deferred tax asset consists mostly of net operating loss carryforwards (NOLs) generated primarily from its discontinued operations. Upon completing its analysis, the company concluded that recording a non-cash charge of $17.6 million, or $0.82 per share, to establish a valuation reserve equal to the carrying value of the deferred tax asset was the most appropriate action to take. In spite of this action, the NOLs will remain available to TFS to reduce future tax obligations in profitable periods.

Excluding Brillian and the deferred tax valuation allowance, the third quarter loss before tax was $7.4 million, or $0.35 per share. The company’s original guidance for the third quarter had anticipated a tax benefit rate of approximately 36%, consistent with previous quarters. The decision to record a valuation allowance on the deferred tax assets and suspend future deferred tax asset accruals, resulted in a zero percent effective tax rate and a higher reported loss in this quarter.

“While the first nine months of this year have been very challenging for our company, that period has also been productive and dynamic,” said Jack Saltich, President and CEO of TFS. “The third quarter was especially significant. During that quarter, we completed two key initiatives in the transformation of the company. First, we successfully spun off Brillian Corporation to our stockholders in September. On the day before we announced the spin off in March 2003, TFS’ market capitalization was approximately $88 million. By contrast, at the end of the first day of trading of Brillian Corporation on the Nasdaq, the combined market capitalization of TFS and Brillian exceeded $210 million, an increase in shareholder value of over 139%.”

“Second, we turned an important corner in reshaping TFS into a global EMS company with a differentiating expertise in displays and a broad base of customers. Just 12 months ago, our third quarter 2002 sales to customers other than Motorola totaled $3.8 million. By contrast, third quarter 2003 sales to customers other than Motorola were approximately $41 million. This tenfold increase was due largely to increased penetration in the color display market with new customers and to our ability to now provide electronics manufacturing services. Our focus is to now take our transformed company and drive it to profitability during 2004.”

Although the company’s third quarter revenue reflects a very strong year-over-year quarterly increase of 130%, it represents a sequential quarterly decrease of 9.2%. The decrease is due to the expected conclusion of the company’s handset manufacturing for Motorola. As a result, Motorola revenue declined from $6.3 million in the second quarter to approximately $800,000 in the third quarter, all of which came from non-handset divisions within Motorola. Saltich continued, “Exclusive of our Motorola business, we actually recorded a sequential revenue increase in the third quarter of 3.1%. Most of that sequential increase was due to organic growth in color displays, although we also experienced growth in our box-build business. Despite this healthy growth rate, third quarter revenue fell somewhat short of our expectations because two different customers each unexpectedly canceled scheduled new-product launches, while a third placed expected orders too late to ship in the third quarter.”

TFS ended the quarter with $29 million in cash and liquid investments. This balance is lower than the company’s original expectation, partially as a result of a prepayment of $3 million on a bank loan in China. The company had maintained the loan for foreign exchange purposes, but determined toward the end of the third quarter that it was no longer required. In addition, the company incurred greater than expected costs arising from the spin-off of its microdisplay division and from legal expenses relating to an arbitration claim that it has brought against JD Edwards. The company expects to be cash flow positive in the fourth quarter and further expects that its planned revenue growth will not impact its ability to maintain cash balances near current levels throughout 2004.

Mr. Saltich concluded, “We have created a unique niche in the EMS space with hard-to-replicate, in-depth display knowledge and an Asian-oriented manufacturing structure with capabilities that span printed circuit board assembly to display systems to complete box-build. Now that we have successfully transformed our business into one with diverse products and service offerings, and a healthy customer base, we will be better able to focus our attention almost exclusively on profitability. Our third quarter gross margins were lower than expected because of a variety of factors mainly existing in our color display and RF products. We plan to achieve our profitability objectives by driving improved overseas factory utilization through revenue growth, by carefully optimizing our capacity, by moving into production with newer, higher-margin color display programs, and by penetrating increasingly profitable display niches. These activities should allow us to raise our gross margins up to our target levels, especially since we are already meeting our gross margin targets in our EMS factories.”

Looking forward to the fourth quarter, the company expects revenue of between $46 million and $50 million, which would be a sequential revenue improvement of between 10% and 20%. In addition, the company expects a significant recovery in gross margins and a reduced loss, now estimated at $0.14 to $0.18 per share. Note that this projected loss assumes an effective tax rate of zero because the company will no longer record a tax benefit or tax provision until it has returned to sustained profitability.

TFS will host an analyst conference call today, October 23, 2003, to discuss its third quarter financial results and future outlook. The conference call may include forward-looking statements. The conference call will be Web cast and is scheduled to begin at 5:00pm Eastern Time (2:00 pm Pacific). The live audio broadcast and replay of the conference call can be accessed on TFS’ Web site at www.tfsc.com under the Investor Relations section. The Web cast is also available at www.companyboardroom.com (Windows Media™ is required). TFS will maintain an audio replay of this conference call on its Web site through the fourth quarter of 2003. No other audio replay will be available.

About Three-Five Systems, Inc.®
TFS is a recognized leader in providing end-to-end engineering, electronics manufacturing, and display solutions to original equipment manufacturers (OEMs). TFS has a global footprint, with operations in the United States, Europe and in several locations in Asia offering engineering and electronics manufacturing services (EMS), with a special emphasis and expertise in display subsystems. TFS’ Web site is located at www.tfsc.com.

Three-Five Systems, Inc. and the TFS logo are trademarks or registered trademarks of TFS. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and TFS intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include expectations regarding (i) the future operating results of the company, including expectations regarding revenue, gross margin improvements, expenses, and losses per share for the fourth quarter of fiscal 2003; (ii) plans to drive the company to profitability in 2004; (iii) expectations regarding cash flow and cash flow balances in the fourth quarter and in 2004; (iv) expectations of planned revenue growth in 2004; and (v) plans to raise gross margins to target levels. TFS cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in the markets for the company’s products; (b) the company’s ability to penetrate new markets; (c) the successful integration of the company’s various acquisitions; (d) changes in the market for customers’ products; (e) the failure of TFS products to deliver commercially acceptable performance; (f) the ability of TFS to increase yields and efficiencies in its manufacturing facilities; (g) the ability of TFS’ management, individually or collectively, to guide the company in a successful manner; and (h) other risks as detailed from time to time in TFS’ SEC reports, including the company’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED SEP 30,		NINE MONTHS ENDED SEP 30,

	2002	2003	2002	2003

	(in thousands, except per share data)
Net Sales	$18,239	$41,778	$64,987	$113,094

Costs and Expenses:
Cost of Sales	17,023	42,050	59,599	111,297
Selling, General and Administrative	2,431	4,941	7,866	12,753
Research, Development and Engineering	1,208	1,285	3,791	3,939
Loss (Gain) on Sale of Assets	—	(15)	4,545	(20)
Amortization of Customer Lists	—	510	—	1,532

	20,662	48,771	75,801	129,501

Operating Loss	(2,423)	(6,993)	(10,814)	(16,407)
Interest and Other Income (Expense), net	755	(451)	2,847	6
Minority Interest in Loss of Consolidated Subsidiary	—	71	84	28

Loss before Provision for (Benefit from) Income Taxes	(1,668)	(7,373)	(7,883)	(16,373)
Provision for (Benefit from) Income Taxes	(913)	17,576	(3,194)	14,306

Loss from Continuing Operations	(755)	(24,949)	(4,689)	(30,679)
Loss from Discontinued Operations	(2,625)	(5,931)	(9,641)	(10,552)

Net Loss	$(3,380)	$(30,880)	$(14,330)	$(41,231)

Income per Share — Basic and Diluted:
Continuing Operations	$(0.04)	$(1.17)	$(0.22)	$(1.44)
Discontinued Operations	(0.12)	(0.28)	(0.45)	(0.50)

Net Loss	$(0.16)	$(1.45)	$(0.67)	$(1.94)

Weighted Average Shares Outstanding	21,518	21,305	21,515	21,295

CONDENSED CONSOLIDATED BALANCE SHEETS

	DEC 31,	SEP 30,
	2002	2003

	(in thousands)
ASSETS
Cash and Cash Equivalents	$18,389	$15,325
Short-term Investments	62,178	13,540
Accounts Receivable, net	16,606	26,303
Inventory	17,292	25,331
Taxes Receivable	561	657
Short-term Deferred Tax Asset	2,357	130
Assets Held for Sale	841	—
Other Current Assets	2,204	2,457
Short-term Assets of Discontinued Operations	4,455	—

Total Current Assets	124,883	83,743
Property, Plant and Equipment, net	23,345	35,007
Intangibles, net	5,292	8,074
Goodwill	34,901	34,614
Long-term Deferred Tax Asset	10,764	—
Other Assets	455	669
Long-term Assets of Discontinued Operations	23,054	—

Total Assets	$222,694	$162,107

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$8,244	$19,083
Accrued Liabilities	4,491	4,915
Deferred Revenue	23	128
Current Portion Term Loans	2,714	4,260
Current Portion Capital Leases	—	2,334
Current Liabilities of Discontinued Operations	1,526	—

Total Current Liabilities	16,998	30,720
Long-term Liabilities	28	1,441
Capital Leases	—	7,148

Total Liabilities	17,026	39,309
Minority Interest in Consolidated Subsidiary	—	2,499
Stockholders’ Equity	205,668	120,299

Total Liabilities and Stockholders’ Equity	$222,694	$162,107